UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		June 30, 2015
NIKE, Inc.
(Exact name of registrant as specified in charter)

OREGON	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE BOWERMAN DRIVE BEAVERTON, OR		97005-6453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(503) 671-6453

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    Election of Directors

Effective June 30, 2015, the Board of Directors of NIKE, Inc. (the "Company") appointed Travis A. Knight to serve as a Director of the Company.

Mr. Knight, 41, is the President and Chief Executive Officer of the animation studio, LAIKA, LLC, which specializes in feature-length films. He has been involved in all principal creative and business decisions at LAIKA since its founding in 2003, serving in successive management positions as Lead Animator, Vice President of Animation, and then as President and CEO in 2009. Mr. Knight has served as Producer and Lead Animator on Academy Award-nominated feature-length films The Boxtrolls (2014), and ParaNorman (2012, for which he won an Annie Award for Outstanding Achievement in Character Animation), and Lead Animator for Coraline (2009). Prior to his work at LAIKA, Mr. Knight held various animation positions at Will Vinton Studios from 1998 to 2002, as a stop-motion animator for television series, commercials, and network promotions. He has been recognized for his work on the Emmy Award-winning stop-motion animated television series The PJs.  Mr. Knight serves on the board of directors of LAIKA, LLC. He is the son of NIKE Board Chairman Philip H. Knight.

There was no arrangement or understanding pursuant to which Travis Knight was elected as a director, and there are no related party transactions between the Company and Mr. Knight. Mr. Knight is expected to serve on the Company's Corporate Responsibility and Sustainability Committee and the Executive Committee.

Mr. Knight will participate in the Company's standard director compensation program. The program generally in effect for the Company's current fiscal year ending May 31, 2016 is described in "Corporate Governance - Director Fees and Arrangements" in the Company's proxy statement for its 2014 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on July 25, 2014.

The Company issued a press release on June 30, 2015 announcing the appointment of Mr. Knight.  The press release is attached hereto as Exhibit 99.1.

(e)    Compensatory Arrangements of Certain Officers

On June 30, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of NIKE, Inc., an Oregon corporation (the “Company”), approved the grant of restricted stock units under the Company’s Stock Incentive Plan (the “RSUs”), to Mark G. Parker, Chief Executive Officer and President of the Company, in view of the Company’s strong performance under Mr. Parker’s leadership and to provide an incentive for Mr. Parker to stay for at least the next five years. The grant, which has a target value of $30 million, provides Mr. Parker the opportunity to earn up to a maximum of 277,727 shares of NIKE Class B Common Stock based on the closing price of the stock on the date of grant. As described below, 60% of the award’s maximum value is based on the Company’s performance.

60% of the award, or a target number of 166,636 shares, is subject to performance vesting based on cumulative revenue growth and cumulative diluted earnings per share (“EPS”) growth over the five-year performance period of fiscal 2016 through fiscal 2020 (the “Performance-Based RSUs”). The performance goals are equally weighted, and both measures exclude the effect of any acquisitions, divestitures or accounting changes. For Mr. Parker to earn the maximum payout for the Performance-Based RSUs (100% of the target number of shares), the Company must achieve a 9% compound annual growth rate (“CAGR”) from fiscal 2015 for cumulative revenues over the five-year performance period, and a 13% CAGR from fiscal 2015 for cumulative EPS. For Mr. Parker to earn a threshold payout of 50% of the target number of shares, the Company must achieve cumulative revenues corresponding to a 7% CAGR, and for EPS, cumulative EPS corresponding to a 9% CAGR. Payout may occur at 25% of the target number of shares if either the revenue or EPS related percentage achievement is less than threshold. Additional shares will be earned pro rata for performance between the threshold and maximum levels. If performance is not achieved at the threshold level for either target, no shares will be earned for the Performance-Based RSUs. The Performance-Based RSUs are also subject to time vesting and will not be earned unless Mr. Parker remains employed with the Company through June 30, 2020. 40% of the award, or 111,091 shares, is subject only to time vesting and will be earned if Mr. Parker remains employed with the Company through June 30, 2020 (the “Time-Based RSUs”).

In addition, the Performance-Based RSUs will become earned and vested at target and the Time-Based RSUs will become 100% vested if a “change in control” of the Company occurs and within two years after the change in control, Mr. Parker’s employment is terminated by the Company without “cause” or by him for “good reason.” Upon Mr. Parker’s death or disability, the Performance-Based RSUs will become earned and vested at threshold and the Time-Based RSUs will become 100% vested. The terms “change in control,” “cause” and “good reason” are as defined in the Company’s current form of Restricted Stock Unit Agreement. Mr. Parker’s award is otherwise subject to the other terms of the Company’s current form of Restricted Stock Unit Agreement, as modified by the Committee to expand the Company’s ability to recoup issued RSUs in the event of breach of confidentiality or violation of other specified obligations to the Company, including breach of any covenant not to compete and non-solicitation or non-disclosure agreement, or material breach of any other agreement with the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished with this Form 8-K:

99.1 Press Release dated June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date: June 30, 2015	By:	/s/ Hilary K. Krane
Hilary K. Krane
Executive Vice President, Chief Administrative
Officer, and General Counsel